HARRIS SAVINGS BANK

                COMPLETES TWO-TIER REORGANIZATION


Contact:  James L. Durrell
          (717) 236-4041


     Harris Savings Bank (Nasdaq Symbol: "HARS") today announced that it has completed its reorganization into a two-tier mutual holding company structure (the "Reorganization"). Pursuant to the Reorganization, the Bank is now the wholly-owned subsidiary of Harris Financial, Inc., a Pennsylvania corporation. Harris Financial, Inc. is the majority owned subsidiary of Harris Financial, MHC, the Bank's mutual holding company parent. Each share of the Bank's outstanding common stock was automatically converted into one share of Harris Financial, Inc. common stock.

     William J. McLaughlin, President and Chief Executive Officer of Harris Financial, Inc., and the Bank stated "We are extremely pleased to be have established a mid-tier stock holding company. We believe that through Harris Financial, Inc. we will be better positioned to take advantage of business opportunities that may arise. The increased flexibility afforded by the mid-tier stock holding company will benefit all our stockholders and help enhance stockholder value."

     The common stock of Harris Financial, Inc. will be listed on the Nasdaq National Market under the symbol "HARS". In addition, Harris Financial, Inc. will continue the dividend policy of the Bank.

     Harris Financial Inc. is a $2.0 billion financial institution headquartered in Harrisburg. Harris Financial Inc.
has 33 branches located in South-Central Pennsylvania and Northern Maryland.